Exhibit 10.1

Confidential
Date	To
January 7, 2021	Donnie Kish

From
David Brickman

Subject
Special Award for Your Service During the Onboarding and Transition of the Chief Financial Officer

This memorandum sets forth Freddie Mac’s agreement to provide to you a special award in recognition of your increased responsibilities associated with the onboarding of the permanent Chief Financial Officer (“CFO”) pursuant to the terms detailed below. This award has been approved by both the Compensation and Human Capital Committee and the Federal Housing Finance Agency.

I.Terms of This Special Award

You are eligible to receive a special award that will be calculated and paid as follows:

•The award accrued at a rate of $30,000 per month from June 15, 2020 through December 31, 2020 for a total award amount of $196,000.

•The accrued amount will be paid in two installments, subject to “Treatment of Your Award in the Event of Termination of Employment”:

–First Installment (50% of the accrued amount) - Paid as soon as administratively possible; and

–Second Installment (50% of the accrued amount) – Paid as soon as administratively possible following 60 calendar days after December 31, 2020.

•The amount accrued in a partial month was pro-rated using our standard payroll methodology.

II.Treatment of Your Special Award in the Event of Termination of Employment

Severance Eligible Termination (Excluding Performance-Based): If Freddie Mac terminates your employment as a result of a severance eligible event (other than a performance-based termination) and you receive severance pay, all accrued and unpaid portions of the award will be paid as soon as administratively possible after your termination date, subject to prior FHFA approval, as appropriate.

Performance-Based Termination: If Freddie Mac terminates your employment based on management’s determination in its sole discretion that your job performance, attendance or conduct does not meet expectations for your role, or that it no longer maintains a high level of confidence in your decisions, judgment, and/or conduct, you forfeit all unpaid portions of the award.
Voluntary Termination (including Retirement) or Involuntary Termination for Cause: If you voluntarily terminate your employment for any reason other than death or disability or are involuntarily terminated due to the occurrence of one or more of the Forfeiture Events described in the Recapture and Forfeiture Agreement, all unpaid portions of the special award will be forfeited.
Death or Long-Term Disability: If your employment with Freddie Mac terminates due to either death or long-term disability, all accrued and unpaid portions of the special award will be paid via Payroll as soon as administratively possible after the date of death or termination.
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Under no circumstances will you be you obligated to repay Freddie Mac any portion of the special award that you received prior to your termination date.

III.General
Receipt of this award does not preclude you from receiving an award under any other element of Freddie Mac’s compensation program.
Amounts paid will not be considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan or the non-qualified Supplemental Executive Retirement Plan.
Freddie Mac reserves the right, subject to FHFA approval, to modify the terms and conditions set forth herein so long as such modifications reasonably and in good faith are not detrimental to the rights of the employee.
The provisions of this agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws principles. Nothing in the agreement shall be construed or interpreted to be a contract of employment for any specified duration and you and Freddie Mac each have the right to terminate the employment relationship at any time for any lawful reason.

Confidential